U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Koly                                  M. S.
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   (Last)                           (First)             (Middle)

1100 Summer Street
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                                    (Street)

Stamford                              CT                 06905
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Delcath Systems, Inc. ("DCTH" (1) and "DCT" (2))

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

August  2002

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5.   If Amendment, Date of Original (Month/Year)

August 2002
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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Common Stock, $0.01 Par Value           2/13/02      J (3)           27,182       D               1,346,831      I   By Venkol Trust
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Common Stock, $0.01 Par Value           5/2/02       J (3)           33,785       D               1,313,046      I   By Venkol Trust
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Common Stock, $0.01 Par Value           8/28/02      J (3)           27,182       D               1,285,864      I   By Venkol Trust
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Common Stock, $0.01 Par Value           8/28/02      J (3)           40,000       D               1,245,864      I   By Venkol Trust
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Common Stock, $0.01 Par Value           8/28/02      J (3)           40,000       A                  78,507      D
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                                                                                                     19,231      I   By Son (4)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Option (Right to                                                               Common
Buy)                $4.93                                    (5)      1/27/04  Stock     60,867
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Option (Right to                                                               Common
Buy)                $4.93                                    (5)      1/27/04  Stock     25,396
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Option (Right to                                                               Common
Buy)                $2.90                                    (5)      12/6/04  Stock     53,483
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Incentive Stock
Option (Right to                                                               Common
Buy)                $3.3125                                  12/1/00  12/1/05  Stock     30,150
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Nonqualified Stock
Option (Right to                                                               Common
Buy)                $3.3125                                  12/1/00  12/1/05  Stock     41,700
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Incentive Stock
Option (Right to                                                               Common
Buy)                $3.3125                                  1/1/01  1/1/06    Stock     30,150
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Option to Purchase                                                             Common
Common Stock        $0.60                                      (6)   11/12/06  Stock     100,000         341,746     D
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====================================================================================================================================

Explanation of Responses:


(1)  Nasdaq symbol
(2)  Boston Stock Exchange symbol
(3) Transfer of record without consideration for a person or entity for whose benefit shares were held.
(4) The reporting person has neither sole or shared voting power nor sole or shared investment power with respect to such shares.
(5)  These options are currently exercisable.
(6) Exercisable as to 50,000 shares on the first anniversary of grant and in full on the second anniversary of grant through the expiration date.


        /s/ M. S. KOLY                                      December 16, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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